Exhibit 10.2
AGREEMENT
          This Agreement is entered into by and between SafeNet, Inc. (“SafeNet”) and Carole Argo (“Argo”), the President and Chief Operating Officer of SafeNet.
          In consideration of the covenants undertaken and contained herein, the adequacy of which is herein acknowledged, the parties agree as follows:
          1. In accordance with Section 8(a) of the Employment Agreement between Argo and SafeNet, dated June 28, 2004 (“Employment Agreement”), this Agreement shall serve as notice of the termination of Argo’s employment under the Employment Agreement, with such termination to become effective on December 31, 2006 (the “Separation Date”). In addition, Argo hereby resigns effective October 17, 2006 from any and all officer positions she holds with SafeNet, including her position as President and Chief Operating Officer of SafeNet and her positions as an officer, employee or Board member of any SafeNet subsidiary. In addition, Argo resigns effective October 17, 2006 from all fiduciary and trustee responsibilities, including but not limited to any employee benefit plans of the Company and its Affiliates, and SafeNet will take all steps necessary to effectuate her resignations.
          2. Argo will remain as an employee of SafeNet and will consult with SafeNet on the management transition during the period referred to in Section 1. In consideration for those services, Safenet will pay to Argo her base salary and provide her use of her automobile and family medical and dental, disability and life insurance through the Separation Date. At the Separation Date, SafeNet will pay any unpaid base salary and accrued vacation through the Separation Date. Except as otherwise provided herein or in the Employment Agreement, as of the Separation Date Argo will be eligible to receive the benefits provided to former employees of SafeNet under SafeNet’s employee benefit plans, in accordance with the terms and conditions of each such plan.
          3. Both Argo and SafeNet reserve all rights under the Employment Agreement.
          4. SafeNet will not consider, at this time, this Agreement as a resignation within the meaning of Section 9(b) of the Employment Agreement or, except as expressly provided herein, for any other purpose relating to the Employment Agreement.
          5. The Personnel Committee of the SafeNet Board of Directors will determine by March 29, 2007 (“Decision Date”) whether Argo should be treated as having been terminated for Cause under the Employment Agreement. None of the periods of time set forth in the Employment Agreement within which events must occur or actions must be taken shall begin to run until the Personnel Committee determines whether Argo should be considered to have been terminated for Cause (provided that any required six-month waiting period under Section 409A of the Internal Revenue Code of 1986, as amended, shall begin to run as of the Separation Date), except as expressly provided herein. SafeNet and Argo agree that no statutes of limitations on any claims Argo or SafeNet may have under the Employment Agreement shall begin to run until the Decision Date or such earlier date as the Personnel Committee determines whether Argo should be considered to have been terminated for Cause. Subject to the foregoing sentences of this Section 5, if the Personnel Committee determines that Argo should be considered to have been terminated for Cause, that determination will have the same effect under the Employment Agreement as if Argo had been terminated for Cause as of the date of this Agreement, except for purposes of payment of salary and benefits in Section 2. If the Personnel Committee fails to make a decision by the Decision Date, Argo will be deemed to have been terminated by SafeNet without Cause (or to have terminated her employment for Good Reason) as of the date of this Agreement, with entitlement to all the rights and the benefits provided for in the Employment Agreement, except for purposes of payment of salary and benefits in Section 2.
          6. Any payments or benefits to which Argo may be due under Sections 5 and 9 of the Employment Agreement (other than the payments and benefits provided by Section 2 of this Agreement and existing health care benefits subject to COBRA, for which the Company will pay all costs, excluding Argo’s co-payment (and that of any eligible spouse or dependents), for one year following the Separation Date) shall not become due until ten days after the Personnel Committee determines whether Argo should be considered to have been terminated for Cause, and shall be due at that time only if the Personnel Committee does not determine that Argo should be considered to have been terminated for Cause; provided, however, that the foregoing shall not cause Argo to forfeit or waive any claim for benefits she may have under a plan, policy or arrangement that is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. Argo agrees that she will not exercise any options on SafeNet stock until the Decision Date or such earlier date on which the Personnel Committee reaches its decision under Section 5 of this Agreement, except that with respect to any options for which the Company does not take a compensation charge in connection with its restatement of its 2000 through 2005 and first quarter 2006 financial results she may participate in a Change of Control, as defined in Section 18(b) of the Employment Agreement, or other sale of business transaction in the same manner as other option holders. If such a Change in Control or other sale of business transaction occurs before the Decision Date, the parties agree to negotiate which of the options for which the change of measurement date would result in a higher strike price Argo may exercise with the goal to avoid any unreasonable forfeiture of unexercised options by Argo while maintaining the Company’s interests, including receiving an option price consistent with the conclusions of its restatement process. For purposes of Argo’s stock option agreements and the Company’s Stock Option Plans, Argo will be deemed to have been terminated on the Separation Date. As such, any cancellation clauses will begin to run from the Separation Date. SafeNet agrees that the foregoing restrictions on exercise of Argo’s stock options shall not apply to those options granted on January 1, 2000. SafeNet agrees that Argo may exercise any options for which the Company does not take a compensation charge, once the Company has made its determination related to its restatement of financial results.

          7. Argo and SafeNet waive their right to notice of any termination for Cause or Good Reason under Section 8(a) and 8(b) of the Employment Agreement.
          8. Argo’s resignation under this Agreement will not affect any advancement of fees or indemnification to which she otherwise would be entitled under applicable state law, under the Articles of Incorporation and Bylaws of SafeNet, under the Employment Agreement, or under any other applicable agreement. SafeNet also agrees that all such rights to indemnification shall apply to any claims relating to or arising from her employment from the date of this Agreement through the Separation Date.
          9. Argo and the Special Committee of the SafeNet Board of Directors and the Personnel Committee will attempt to reach agreement on any amount to be paid or repaid to SafeNet by Argo, and any amount to be paid by SafeNet to Argo, in connection with the Employment Agreement and with respect to any actual or potential claims arising out of the process of granting stock options at SafeNet (and the accounting for and disclosure of such stock option grants) or any other claims asserted against Argo in stockholder derivative actions and any actual or potential claims Argo may assert against SafeNet. To the extent that any agreement between the parties under this paragraph contains a release of claims asserted against Argo in pending stockholder derivative actions, the parties agree that such a release shall be subject to approval by the appropriate courts in which stockholder derivative actions are pending.
          10. For a six-month period following the Separation Date (the “Post-Employment Period”), Argo will refrain from directly or indirectly soliciting the Company’s current vendors, customers or employees, or prospective vendors, customers or employees whose identity became or becomes known to Argo as a result of her position at SafeNet. During the Post-Employment Period, Argo will not participate in, be employed in any capacity by, serve as a director, consultant, agent or representative for, or have any interest, directly or indirectly (other than a passive ownership interest of up to 5% in any publicly traded company’s stock), in any enterprise whose primary business is encryption based security. As of the Separation Date, the noncompetition obligations set forth in the Employment Agreement are no longer of force and effect and are replaced by the provisions in this Section 10.
          11. SafeNet and Argo agree that Argo shall be provided a reasonable opportunity to review and comment on SafeNet’s proposed public statement relating to this Agreement and her separation from SafeNet; provided that SafeNet shall not be obligated to make any changes to such public statement based on any comments received from Argo.
          12. Nothing contained in this Agreement shall be deemed as an admission by any party.

          13. This Agreement shall not be deemed to constitute a waiver of any rights, claims or defenses of any of the parties to this Agreement, all of which are expressly preserved. Preserved rights and claims include, but are not limited to, SafeNet’s ability to assert termination for Cause and Argo’s ability to assert termination without Cause or for Good Reason or to assert she terminated her employment in accordance with Section 9(b) of the Employment Agreement; provided, however, that Argo agrees that any assertion of termination without Cause or for Good Reason shall be effective as of the date of this Agreement, and that such assertion shall not be made before the Decision Date. This Agreement does not constitute a release of any claims that either party may have against the other.
          14. This Agreement can be modified only in writing signed by the parties. The Agreement shall constitute the entire understanding between the parties concerning the subject matter of this Agreement and supersedes and replaces all prior negotiations, proposed agreements, and agreements, written or oral, relating to this subject.
          15. Both parties agree to cooperate with the other in taking the actions required under the terms of this Agreement, including without limitation those described in paragraphs 1 and 9 hereof.
          16. Both parties have cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
          17. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, and all of which shall constitute one instrument.
          18. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
          19. To the fullest extent allowed by law, any controversy or claim arising out of or relating to this Agreement shall be settled by binding and non-appealable arbitration conducted in Baltimore, Maryland, or such other place as the parties hereto agree, by an arbitrator acting in accordance with the Employment Arbitration rules of the American Arbitration Association. To the extent anything in this Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The proceedings before the arbitrator shall be maintained in the strictest confidence by the parties and the arbitrator, subject only to legal requirements of disclosure. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitration award shall be enforceable before any court of competent jurisdiction, and shall be subject to correction, confirmation or vacatur only on the grounds provided by applicable law, including the Federal Arbitration Act. Nothing in this paragraph shall be construed to apply to or affect pending stockholder derivative actions brought on behalf of the Company.

          20. SafeNet and Argo will share equally the arbitrator’s fees and any other expense of conducting the arbitration. Each party will pay its own attorney’s fees and costs, except that the arbitrator may award the prevailing party reimbursement from the opposing party or parties of its reasonable fees (including attorneys’ fees) and expenses she or it may incur in connection with such arbitration. Any final decision of the arbitrator so chosen may be enforced by a court of competent jurisdiction.
          Each of the undersigned have read the foregoing Agreement, and accepts and agrees to the provisions it contains and hereby executes it voluntarily with full understanding of its consequences.

SafeNet, Inc.

By:	/s/ Walter Straub
Title:	Personnel Committee Chairman

Dated:

By:	/s/ Andrew E. Clark

Title:	Special Committee Chairman

Dated:	October 17, 2006

By:	/s/ Carole Argo

Carole Argo

Dated:	10/16/06